UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):	February 22, 2017

SEMPRA ENERGY
(Exact name of registrant as specified in its charter)

CALIFORNIA	1-14201	33-0732627
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

488 8th AVENUE, SAN DIEGO, CALIFORNIA	92101
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(619) 696-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

DIRECTOR APPOINTMENTS

On February 22, 2017, Sempra Energy’s (the “Company”) Board of Directors (the “Board”) appointed Andrés Conesa, age 47, and Bethany Jean Mayer, age 55, to serve on the Board. Mr. Conesa and Ms. Mayer were also named to serve on the Audit Committee and the Environmental, Health, Safety and Technology Committee, respectively. These appointments and committee assignments are effective on February 23, 2017.

Mr. Conesa and Ms. Mayer will participate in the Company’s standard compensation program for non-employee directors, as described in the Company’s proxy statement filed with the Securities and Exchange Commission on March 25, 2016.

OFFICER APPOINTMENT

On February 22, 2017, in addition to her role as Chairman and Chief Executive Officer and a Director of the Company, the Board appointed Debra L. Reed, age 60, to serve as the President of the Company effective March 1, 2017, following the retirement of Mark Snell (which retirement was previously reported on September 13, 2016). Ms. Reed has been the Chief Executive Officer and a Director of the Company since 2011 and has been the Chairman of the Company since 2012. Ms. Reed also serves on the boards of Halliburton Company and Caterpillar Inc. Ms. Reed brings decades of service to the Company and its subsidiaries and has benefitted from years of hands-on experience with utility and energy infrastructure operations. That experience, coupled with current and prior service as a board member of other large publicly traded companies, brings a multifaceted perspective and in-depth industry understanding to the Board.

COMPENSATORY ARRANGEMENT

On February 22, 2017, the Compensation Committee of the Board approved that 21,371 of the 28,495 outstanding performance-based restricted stock units (representing 75% of the outstanding units) granted to Mark Snell in January 2015 in connection with the three-train Cameron Liquefaction project will not be forfeited upon his retirement as President as of March 1, 2017, and will otherwise vest in accordance with their terms.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEMPRA ENERGY,
(Registrant)

Date: February 27, 2017	By: /s/ Trevor I. Mihalik
Trevor I. Mihalik Senior Vice President, Controller and Chief Accounting Officer